UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 22, 2020

MEDNAX, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida	001-12111	26-3667538
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 Concord Terrace

Sunrise, Florida 33323

(Address of principal executive office) (zip code)

Registrant’s telephone number, including area code (954) 384-0175

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	MD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of C. Marc Richards

On August 22, 2020, MEDNAX, Inc., a Florida corporation (the “Company”), through a wholly-owned subsidiary, entered into an offer letter with Mr. C. Marc Richards (the “Richards Letter”) pursuant to which Mr. Richards will became Executive Vice President of the Company on or about September 8, 2020. Mr. Richards is expected to assume the additional role of Chief Financial Officer of the Company on or about October 1, 2020. Mr. Richards will succeed Mr. Stephen D. Farber, the Company’s current Executive Vice President and Chief Financial Officer.

Prior to joining the Company, Mr. Richards, age 49, served as Chief Financial Officer of Quality Care Properties (“QCP”), a self-managed and self-administered real estate investment trust focused on post-acute/skilled nursing and memory care/assisted living properties, from October 2016 to July 2018. In this role he oversaw the spin-off of QCP from Healthcare Property Investors (“HCP”) and the eventual merger of QCP with Welltower. Prior to the establishment of QCP, Mr. Richards served as a consultant to HCP from March 2016 to October 2016. Mr. Richards previously served as Executive Vice President and Chief Administrative Officer of Washington Prime Group Inc. from January 2015 to January 2016 and as Chief Financial Officer from May 2014 to January 2015. From January 2013 to May 2014, Mr. Richards served as Chief Financial and Administrative Officer of Sunrise Senior Living, LLC (“Sunrise”). He served as Chief Financial Officer of Sunrise from March 2011 to January 2013 and as Chief Accounting Officer of Sunrise from July 2009 to March 2011. Before joining Sunrise, Mr. Richards served in executive roles with JE Robert Companies, Republic Property Trust and The Mills Corporation. Mr. Richards received his Bachelor of Science from George Mason University, a Master of Science in Accounting from Strayer University and a Master of Taxation from Old Dominion University and is a Certified Public Accountant. There are no family relationships between Mr. Richards and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Richards was not appointed pursuant to any arrangement or understanding between Mr. Richards and any other person.

Pursuant to the Richards Letter, Mr. Richards will receive an annual base salary of $500,000, subject to annual review by the Compensation Committee of the Board of Directors of the Company. In addition, Mr. Richards will be eligible to receive an annual performance bonus in accordance with Compensation Committee-approved incentive programs and an annual equity grant with a grant value as determined by the Compensation Committee in the same manner as for other executive officers of the Company. The Richards Letter also provides for Mr. Richards’ participation in customary Company benefit plans consistent with other executive officers of the Company. The Company anticipates that, through a wholly-owned subsidiary, it will enter into a formal employment agreement with Mr. Richards prior to the commencement of his role as Chief Financial Officer of the Company.

Separation of Stephen D. Farber

On August 23, 2020, the Company, through a wholly-owned subsidiary, and Mr. Farber entered into a separation agreement pursuant to which Mr. Farber will resign from his positions as Executive Vice President and Chief Financial Officer of the Company, effective October 1, 2020. Mr. Farber’s resignation is a termination for “Good Reason” (as defined in that certain Amended and Restated Employment Agreement, dated as of February 13, 2020, as amended, between Mr. Farber and a wholly-owned subsidiary of the Company (the “Farber Employment Agreement”)), as a result of Dr. Roger J. Medel no longer being the senior most executive officer of the Company. Mr. Farber will receive the severance benefits payable under the Farber Employment Agreement for a termination for “Good Reason”, provided that Mr. Farber signs and does not revoke a customary release in favor of the Company. Mr. Farber has also agreed to comply with the restrictive covenants set forth in the Farber Employment Agreement.

Item 7.01	Regulation FD Disclosure.

On August 25, 2020, the Company issued a press release announcing Mr. Richards’ appointment and Mr. Farber’s separation. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The information contained in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” with the Securities and Exchange Commission nor incorporated by reference in any registration statement or other document filed by the Company under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Index

Exhibit Number	Description of Exhibit

99.1	Press Release of MEDNAX, Inc. dated August 25, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDNAX, INC.

Date: August 25, 2020
	By:	/s/ Mark S. Ordan
Mark S. Ordan
Chief Executive Officer